                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                              (Amendment No. __)(1)


                             U.S. Interactive, Inc.
                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                   90334M-10-9
                                 -------------
                                 (CUSIP Number)

                                 August 9, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



                  Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           |_|      Rule 13d-l(b)

                           |_|      Rule 13d-1(c)

                           |X|      Rule 13d-l (d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-------------------------------                    -----------------------------
CUSIP No. 90334M-10-9                   13G                  Page 2 of 6 Pages
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1.      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Eric Pulier

--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [X]


--------------------------------------------------------------------------------
   3.      SEC USE ONLY


--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                             5.     SOLE VOTING POWER

                                           3,461,500
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6.     SHARED VOTING POWER
       OWNED BY
         EACH                              1,069
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7.     SOLE DISPOSITIVE POWER

                                           3,461,500

                            ----------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                           1,069

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,462,569
--------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 17.9%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*

                 IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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-------------------------------                    -----------------------------
CUSIP No. 90334M-10-9                   13G                  Page 3 of 6 Pages
-------------------------------                    -----------------------------

Item 1(a).        Name of Issuer:

                  U.S. Interactive, Inc.


Item 1(b).        Address of Issuer's Principal Executive Offices:

                  2012 Renaissance Boulevard
                  King of Prussia, PA 19042


Item 2(a).        Name of Person Filing:

                  Eric Pulier


Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  Eric Pulier
                  U.S. Interactive, Inc.
                  11911 San Vincente Boulevard, Suite 225
                  Los Angeles, CA 90043


Item 2(c).        Citizenship:

                  United States of America


Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $.001 per share


Item 2(e).        CUSIP Number:

                  90334M-10-9


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (a) |_| Broker or dealer registered under Section 15 of the Exchange
                 Act;

         (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act;

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CUSIP No. 90334M-10-9                   13G                  Page 4 of 6 Pages
-------------------------------                    -----------------------------


         (d) |_| Investment company registered under Section 8 of the Investment Company Act;

         (e) |_| An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E);

         (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|

         Not Applicable.


Item 4.  Ownership.

         (a) Mr. Pulier beneficially owned 3,467,569 shares on December 31,
             1999.

         (b) Mr. Pulier beneficially owned 17.9% of the common stock on December 31, 1999.

         (c) As of December 31, 1999, Mr. Pulier: (i) had sole power to vote or to direct the vote of, and to dispose or to direct the disposition of, 3,461,500 shares of common stock of the issuer; and (ii) shared power to vote or to direct the vote of , and to dispose or to direct the disposition of, 1,069 shares of common stock of the issuer, which shares represent options to acquire shares of common stock of the issuer held by Heather Pulier, who is Mr. Pulier's wife.



Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

                  Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                  Not applicable.

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-------------------------------                    -----------------------------
CUSIP No. 90334M-10-9                   13G                  Page 5 of 6 Pages
-------------------------------                    -----------------------------



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.


Item 8.  Identification and Classification of Members of the Group.

         Not applicable.


Item 9.  Notice of Dissolution of Group.

         Not applicable.


Item 10. Certifications.

         Not applicable.




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CUSIP No. 90334M-10-9                   13G                  Page 6 of 6 Pages
-------------------------------                    -----------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                 February 14, 2000
                                 ------------------------------
                                 (Date)



                                 /s/ Eric Pulier
                                 ------------------------------
                                 (Signature)



                                 Eric Pulier
                                 ------------------------------
                                 (Name/Title)